UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 17, 2016

Cvent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36043	54-1954458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1765 Greensboro Station Place, 7th Floor

Tysons Corner, Virginia 22102

(Address of principal executive offices, including zip code)

(703) 226-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 17, 2016, Cvent, Inc. (“Cvent” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Papay Holdco, LLC (“Parent”) and Papay Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of Vista Equity Partners Fund VI, L.P. (“Fund VI”) and Vista Holdings Group, L.P. (“Holdings”, and together with Fund VI, the “Vista Funds”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $36.00, without interest thereon (the “Per Share Price”). Company Stock-Based Awards and Company Options will be cancelled and converted into the right to receive the Per Share Price, less the exercise price per share underlying such Company Stock-Based Awards and Company Options, if any, unless otherwise mutually agreed between the Company and Parent prior to the Closing.

Pursuant to equity commitment letters dated April 17, 2016, the Vista Funds have committed to provide Parent, at the Effective Time, with equity contributions for up to the full amount of the aggregate purchase price on the terms and subject to the conditions set forth in each equity commitment letter. The Company is a third party beneficiary of the equity commitment letters.

Consummation of the Merger is subject to certain conditions, including, without limitation, (i) the receipt of the necessary approval of the Merger from the Company’s stockholders; (ii) the expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval under the antitrust and competition laws of Austria; and (iii) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the necessary stockholder approval, such solicitation restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an alternative acquisition proposal if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative acquisition proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and the failure to explore the alternative acquisition proposal would be inconsistent with the directors’ fiduciary duties pursuant to applicable law. The parties have also agreed to use their reasonable best efforts to consummate the Merger.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the Merger Agreement is terminated in connection with the Company accepting a Superior Proposal or due to the Company Board’s withdrawal of its recommendation of the Merger, then the termination fee payable by the Company to Parent will be $45.3 million. This termination fee will also be payable if the Merger Agreement is terminated under certain circumstances and prior to such termination, a proposal to acquire at least 50% of the Company’s stock or assets is publicly announced or disclosed and the Company enters into an agreement for, or completes, any transaction involving the acquisition of at least 50% of its stock or assets within one year of the termination.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by October 17, 2016 (the “Termination Date”), although the Company or Parent may extend the Termination Date to April 17, 2017 if antitrust approvals have not been received by the Terminate Date and other conditions are met.

On April 17, 2016, concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into voting and support agreements (the “Voting and Support Agreements”) with certain of the Company’s directors, executive officers and certain stockholders, who together hold approximately 25% of the currently outstanding common stock of the Company.

Pursuant to the Voting and Support Agreements, the signatories to the Voting and Support Agreements agreed, among other things, to vote all of their shares in favor of the Merger Agreement and the transactions contemplated thereby, and against any Acquisition Proposal or other action that would impede the consummation of the Merger. The Voting and Support Agreements, and all obligations thereunder, terminate upon the termination of the Merger Agreement.

The foregoing descriptions of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

On April 18, 2016, the Company and Parent issued a joint press release announcing the entry into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 17, 2016, the Board of Directors of the Company approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”), which became effective immediately. The Bylaw Amendment added a new Article XI that designates the state and federal courts located within the State of Delaware as the sole and exclusive forum for certain legal action, unless the Company consents in writing to the selection of an alternative forum. The foregoing description of the Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Amended and Restated Bylaws of the Company, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the transaction, Cvent intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Cvent will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF CVENT ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT CVENT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CVENT AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Cvent with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Cvent’s website (http://investors.cvent.com) or by writing to Cvent’s Investor Relations at 1765 Greensboro Station Place, 7th Floor, Tysons Corner, Virginia 22102.

Participants in the Solicitation

Cvent and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cvent’s stockholders with respect to the transaction. Information about Cvent’s directors and executive officers and their ownership of Cvent’s common stock is set forth in Cvent’s proxy statement on Schedule 14A filed with the SEC on April 10, 2015, and Cvent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed on March 1, 2016. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Legal Notice Regarding Forward-Looking Statements

This press release, and the documents to which Cvent refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Cvent’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of Cvent, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss Cvent’s future expectations or state other forward-looking information and may involve known and unknown risks over which Cvent has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Cvent’s business and the price of the common stock of Cvent, (ii) the failure to satisfy of the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Cvent and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Cvent’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Cvent’s ongoing business operations and (vii) the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Cvent does not undertake to update these forward-looking statements to reflect future events or circumstances.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2016, by and among Papay Holdco, LLC, Papay Merger Sub, Inc. and Cvent, Inc.*

3.1	Amended and Restated Bylaws of the Company.

99.1	Press Release of Cvent, Inc. dated April 18, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cvent, Inc.

By:	/s/ Lawrence J. Samuelson
Lawrence J. Samuelson
General Counsel and Corporate Secretary

Date: April 18, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2016, by and among Papay Holdco, LLC, Papay Merger Sub, Inc. and Cvent, Inc.*

3.1	Amended and Restated Bylaws of the Company.

99.1	Press Release of Cvent, Inc. dated April 18, 2016.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.